                                                                    EXHIBIT 4.7


                                      MEMO


TO:
      -----------------------

FROM: JAMES S. BRANNEN

RE:   WARRANTS TO PURCHASE COMMON SHARES


This memorandum is to confirm that you have been issued as of December 1, 1993 warrants to purchase restricted common stock of Security Associates International, Inc. as follows:

                                    40,000 warrants to purchase one share each
         -----------------

These warrants are issued pursuant to a Board of Directors resolution approved October 15, 1993, a Termination of Commission Agreement executed between Security Associates International, Inc. and SAI Partners, Inc. on December 1, 1993 and instructions for the above distribution of warrants received from Ronald I. Davis on December 2, 1993.

Each warrant entitles you to purchase one (1) share of common stock of Security Associates International, Inc. common stock for $1.00. The warrants expire on December 31, 1999 and are redeemable by the Company at $0.01 per warrant any time after January 1, 1996 so long as the average of the bid and offered price per share of stock traded in the secondary market has exceeded $3.00 for the previous calendar month. The Company must give you 30 days notice of its intent to redeem, during which period you may exercise your warrants.

Dated:   December 22, 1993


                                          Signed:

                                          SECURITY ASSOCIATES
                                          INTERNATIONAL, INC.

Acknowledged:


                                          By:
-------------------------------              --------------------------------
                                               James S. Brannen, President